                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        Coca-Cola Bottling Co. Consolidated
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                      COCA-COLA BOTTLING CO. CONSOLIDATED
                               1900 REXFORD ROAD
                        CHARLOTTE, NORTH CAROLINA 28211
                                 (704) 551-4400

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 to be held on
                                  May 14, 1997

TO THE SHAREHOLDERS OF
COCA-COLA BOTTLING CO. CONSOLIDATED:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the "Company"), will be held at the Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Wednesday, May 14, 1997, at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon the following:

     1. Fixing the number of directors at ten;

     2. Electing three directors, each for a term of three years or until his successor shall be elected and shall qualify;

     3. Approving the performance goals under the Company's Annual Bonus Plan in order to permit bonuses paid thereunder to qualify as "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended; and

     4. Such other business as may properly come before the Annual Meeting of Shareholders, or any adjournment or adjournments thereof.

     Only shareholders of record of the Company's common stock (including both Common Stock and Class B Common Stock) at the close of business on March 27, 1997, are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of shareholders will be available for inspection at least ten days prior to the meeting at the principal executive offices of the Company, 1900 Rexford Road, Charlotte, North Carolina 28211.

     By Order of the Board of Directors.

                                          John F. Henry, Jr.
                                          SECRETARY

Date:  April 11, 1997

                                PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS OF
                      COCA-COLA BOTTLING CO. CONSOLIDATED
                           TO BE HELD ON MAY 14, 1997

                                  INTRODUCTION

     This Proxy Statement is being furnished by the Board of Directors of Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders to be held at the Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Wednesday, May 14, 1997, at 10:00 a.m., Eastern Daylight Time, and at any adjournment or adjournments thereof (the "Annual Meeting"). It is contemplated that the Proxy Statement and accompanying form of proxy will be mailed to shareholders of the Company on or about April 11, 1997. The principal executive offices of the Company are located at 1900 Rexford Road, Charlotte, North Carolina 28211, telephone (704) 551-4400.

     At the Annual Meeting, holders of the Company's Common Stock, par value $1.00 per share ("Common Stock"), and of the Company's Class B Common Stock, par value $1.00 per share ("Class B Common Stock"), will be asked to fix the number of directors at ten and to elect three directors, each for a term of three years.

     The Board of Directors recommends that the Company's shareholders vote FOR fixing the number of directors at ten, FOR electing the three nominees for director and FOR approving the performance goals under the Company's Annual Bonus Plan.

                RECORD DATE, VOTE REQUIRED, AND RELATED MATTERS

     The Board of Directors has fixed the close of business on March 27, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 10, 1997, the Company had issued and outstanding 7,044,985 shares of Common Stock (which number excludes 3,062,374 shares held in the Company's treasury) entitled to one vote per share on all matters brought before the Annual Meeting and 1,319,862 shares of Class B Common Stock (which number excludes 628,114 shares held in the Company's treasury) entitled to twenty votes per share on all matters brought before the Annual Meeting (7,044,985 votes for the Common Stock and 26,397,240 votes for the Class B Common Stock, for an aggregate of 33,442,225 votes). Each shareholder may exercise his right to vote either in person or by properly executed proxy. Cumulative voting is not permitted. The Common Stock and Class B Common Stock will vote as a single class on each of the specific matters to be presented at the Annual Meeting which are discussed herein.

     Shares represented at the Annual Meeting by properly executed proxies will be voted in accordance with the instructions indicated in the proxies unless such proxies have previously been revoked.

     If no instructions are indicated, such shares will be voted: (i) FOR fixing the number of directors at ten, (ii) FOR electing the Board of Directors' three nominees for director as set forth in this Proxy Statement and (iii) FOR approving the performance goals under the Company's Annual Bonus Plan.

     Any proxy given pursuant to this solicitation may be revoked at any time by the shareholder giving it, insofar as it has not been exercised, by delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy or by submission of a later-dated, properly executed proxy. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to Coca-Cola Bottling Co. Consolidated, Post Office Box 31487, Charlotte, North Carolina 28231, Attention: John F. Henry, Jr., Secretary.

     The persons designated as proxies in the accompanying form of proxy have been selected by the Board of Directors and are John M. Belk, David L. Kennedy, Jr. and Reid M. Henson, directors of the Company. The cost of solicitation of proxies will be borne by the Company.

     The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock entitled to vote (16,721,113 votes) is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a majority of the total votes represented at the Annual Meeting, in person or by proxy, by holders of outstanding shares of Common Stock and Class B Common Stock is required to fix the number of directors at ten and to approve the performance goals under the Company's Annual Bonus Plan, and a plurality of the vote is necessary to elect the Board of Directors' nominees. Abstentions and broker non-votes shall not be considered affirmative votes, and will have no effect upon the election of directors by a plurality vote. With respect to fixing the number of directors at ten and approving the performance goals under the Company's Annual Bonus Plan, an abstention will have the same effect as a "NO" vote and broker non-votes will have no effect.

     The Board of Directors has been informed that J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson intend to vote an aggregate of 3,008,522 shares of the Company's Common Stock and 1,317,942 shares of the Company's Class B Common Stock (representing an aggregate of 29,367,362 votes) FOR fixing the number of directors at ten, FOR electing the Board of Directors' nominees for director and FOR approving the performance goals under the Company's Annual Bonus Plan. Such number of shares includes the 2,213,007 shares of Common Stock and the 269,158 shares of Class B Common Stock owned by The Coca-Cola Company, which are voted by J. Frank Harrison, III pursuant to the terms of a Voting Agreement between The Coca-Cola Company and Messrs. Harrison, Jr., Harrison, III and Henson (in Mr. Henson's capacity as co-trustee of certain trusts holding shares of Class B Common Stock). See "Principal Shareholders" and "Certain Transactions." Accordingly, it is anticipated that the number of directors will be fixed at ten, the Board of Directors' nominees for director will be elected and the performance goals under the Company's Annual Bonus Plan will be approved.

     The Board of Directors of the Company is not aware of any other matter to be brought before the Annual Meeting. If, however, other matters are properly presented, proxies received in response to this solicitation representing shares of Common Stock and Class B Common Stock will be cast in accordance with the best judgment of the proxyholders on such other matters.

     A copy of the Company's Annual Report for the fiscal year ended December 29, 1996, is enclosed herewith.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as to the shares of Common Stock and Class B Common Stock, the only classes of voting securities of the Company with shares outstanding, beneficially owned as of March 10, 1997 (except as otherwise noted), by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Class B Common Stock. As of such date, the Company had issued and outstanding 7,044,985 shares of Common Stock and 1,319,862 shares of Class B Common Stock.

                                                           AMOUNT AND
                                                            NATURE OF            PERCENT                  PERCENT
                                           TITLE           BENEFICIAL               OF       AGGREGATE   OF TOTAL
              NAME                       OF CLASS         OWNERSHIP (1)         CLASS (2)      VOTE      VOTE (2)
J. Frank Harrison, Jr.,            Common Stock             4,797,250(3)(4)        55.8
  J. Frank Harrison, III           Class B Common Stock     1,317,942(3)(4)(5)     99.9      29,603,148    88.5
  and Reid M. Henson,
  as a Group
  2 Union Square
  Chattanooga, TN 37402
The Coca-Cola Company              Common Stock             2,213,007(6)           31.4
  One Coca-Cola Plaza              Class B Common Stock       269,158(6)           20.4       7,596,167    22.7
  Atlanta, GA 30313
Tweedy, Browne                     Common Stock               560,915(7)           8.0          560,915     1.7
  Company, L.P.
  TBK Partners, L.P.
  Vanderbilt Partners, L.P.
  52 Vanderbilt Avenue
  New York, NY 10017

     (1) In general, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security; or if a person has the right to acquire either voting power or investment power over such security through the exercise of an option or conversion of another security within 60 days. More than one person may be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no personal economic interest or which he may not vote.

     (2) The percentages shown are based upon the number of shares outstanding (net of shares held in treasury). In the case of J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson, in which beneficial ownership includes (i) shares of Common Stock that would result from a conversion of Class B Common Stock into such shares or (ii) shares of Common Stock which Messrs. Harrison, Jr. and Harrison, III presently have the right to acquire through exercise of options, the percentages of class shown give effect to such conversion and to the exercise of such options. In calculating the aggregate vote and percent of total vote, however, no effect is given to conversion of Class B Common Stock into Common Stock or to the exercise of such unexercised options. In the case of The Coca-Cola Company, beneficial ownership shown in the table does not include shares of Common Stock that would result from a conversion of Class B Common Stock into such shares.

     (3) The amounts shown include (a) as to Common Stock: (i) 792,796 shares owned outright by J. Frank Harrison, Jr. as to which he has sole voting and investment power; (ii) 235,786 shares held by a trust for the benefit of certain relatives of Mr. Harrison, Jr. as to which he has sole voting power and no investment power; (iii) 2,213,007 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described elsewhere) as to which J. Frank Harrison, III has sole voting and no investment power; (iv) 719 shares held by Mr. Harrison, III as custodian for certain of his children under the North Carolina Uniform Gifts to Minors Act, as to which Mr. Harrison, III possesses sole voting and investment power; (v) 2,000 shares owned outright by Reid M. Henson; (vi) 1,317,942 shares of Class B Common Stock, convertible into Common Stock on a one for one basis at the option of the holder of such shares, and which are beneficially owned by Messrs. Harrison, Jr., Harrison, III and Henson as described in subsection (b) of this Note (3); and (vii) 100,000 shares of Common Stock which Mr. Harrison, Jr. presently has the right to acquire through exercise of options and 135,000 shares of Common Stock which Mr. Harrison, III presently has the right to acquire through exercise of options; and (b) as to Class B Common Stock: (i) 712,796 shares owned outright by Mr. Harrison, Jr. as to which he has sole voting and investment power; (ii) 235,786 shares held by a trust for the benefit of Mr. Harrison, Jr. and certain of his relatives as to which Mr. Harrison, III and Mr. Henson share investment power as co-trustees and as to which Mr. Harrison, Jr. possesses sole voting power; (iii) 260 shares held by Mr. Harrison, III as custodian for certain of his children under the North Carolina Uniform Gifts to Minors Act, as to which Mr. Harrison, III possesses sole voting and investment power;
         (iv) 99,942 shares held by certain trusts as to which Mr. Harrison, III and Mr. Henson share investment power as co-trustees and as to which Mr. Harrison, Jr. possesses sole voting power; and (v) 269,158 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described elsewhere) as to which Mr. Harrison, III has sole voting and no investment power.

     (4) J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson (as trustee of certain trusts holding shares of Class B Common Stock) are parties to a Voting Agreement and a Shareholder's Agreement entered into with The Coca-Cola Company. Pursuant to the Voting Agreement, Mr. Harrison, III has been granted an Irrevocable Proxy for life and, thereafter, to Mr. Harrison, Jr., covering the shares of Common Stock and Class B Common Stock held by The Coca-Cola Company. Accordingly, Messrs. Harrison, Jr., Harrison, III and Henson may be deemed to be a group as such term is defined in certain regulations of the Securities and

         Exchange Commission. Information concerning the Voting Agreement, Shareholder's Agreement and Irrevocable Proxy is disclosed hereinafter under the heading "Certain Transactions."

     (5) A trust of which J. Frank Harrison, Jr. is a beneficiary and J. Frank Harrison, III and Reid M. Henson are co-trustees has the right to acquire 292,396 shares of Class B Common Stock from the Company in exchange for an equal number of shares of Common Stock. Mr. Harrison, Jr. would have sole voting power, and Messrs. Harrison, III and Henson would have shared investment power upon such acquisition. The trust does not own any shares of Common Stock with which to make such exchange and, accordingly, the number of shares shown does not include such shares.

     (6) The information presented is derived from a report on Schedule 13D dated May 18, 1987, as amended through Amendment Number 16 thereto dated February 20, 1997, filed by The Coca-Cola Company as to its beneficial ownership of Common Stock and Class B Common Stock of the Company. The Coca-Cola Company has granted the power to vote all 2,213,007 shares of Common Stock and 269,158 shares of Class B Common Stock it beneficially owns to J. Frank Harrison, III for life and, thereafter, to J. Frank Harrison, Jr., pursuant to a Voting Agreement and Irrevocable Proxy described elsewhere herein under the heading "Certain Transactions."

     (7) The information presented is derived from a report on Schedule 13D dated March 31, 1995, as amended through Amendment Number 3 thereto dated April 4, 1997, filed by Tweedy, Browne Company, L.P. ("TBC"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt") with respect to their aggregate beneficial ownership of shares of Common Stock of the Company. TBC is a registered broker-dealer and investment adviser and each of TBK and Vanderbilt is a private investment partnership. The four general partners of TBC are also general partners of TBK and Vanderbilt. They report beneficial ownership as follows: (i) TBC has shared investment power with respect to 524,020 shares of Common Stock held in discretionary accounts of various TBC customers and has sole voting power with respect to 467,318 of such shares; (ii) TBK has sole voting and investment power with respect to 25,300 shares of Common Stock; and (iii) Vanderbilt has sole voting and investment power with respect to 11,595 shares of Common Stock.

                               PROPOSALS 1 AND 2
                             ELECTION OF DIRECTORS

GENERAL

     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than nine nor more than twelve members as fixed from time to time by the shareholders of the Company or the Board of Directors. It also provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with staggered three-year terms. The Board of Directors is permitted to appoint individuals as directors to fill the unexpired terms of directors who resign.

     The Board of Directors has recommended to the shareholders fixing the number of directors at ten and electing the three nominees listed below to serve for three-year terms. The directors to be elected at this year's Annual Meeting will hold office until the 2000 Annual Meeting of Shareholders, or until their successors are elected and qualified.

     It is intended that the persons named as proxies in the accompanying form of proxy will vote for the three nominees listed below, unless the authority to vote is withheld. Each nominee is at present a member of the Board of Directors. Although the Company's management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees should occur, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the Board of Directors.

     The names and terms of office of the nominees and directors of the Company, their ages, their principal occupations or employments (which have continued for at least the past five years unless otherwise noted), directorships held by them in certain other publicly held corporations or investment companies, the dates they first became directors of the Company and certain other information with respect to such nominees and directors are as follows:

                   NOMINEES FOR ELECTION OF DIRECTORS IN 1997
                            (Terms Expiring in 2000)

     H. W. MCKAY BELK, age 40, is President, Chief Merchandising Officer of Belk Stores Services Inc., operators of retail department stores, a position which he has held since March 1997. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997, and he had previously served as Senior Vice President, Merchandising from April 1992 through April 1995. Prior to April 1992, Mr. Belk had served as Vice President, General Merchandise Manager of Belk Brothers Company, Charlotte, North Carolina, since 1988. He has been a director of the Company since May 18, 1994 and is Chairman of the Compensation Committee.

     H. REID JONES, age 62, is retired. Prior to his retirement in 1982, he was a Commercial Account Representative of Bagwell & Bagwell, Inc., an independent insurance agency in Raleigh, North Carolina. He has been a director of the Company since 1970 and is a member of the Audit Committee.

     JOHN W. MURREY, III, age 54, is a member of the law firm of Witt, Gaither & Whitaker, P.C., general counsel to the Company, in Chattanooga, Tennessee with which he has been associated since 1970. He served as Secretary of the Company from 1985 to 1993. He has been a director of the Company since March 17, 1993. Mr. Murrey is a director of Dixie Yarns, Inc. He is a member of the Audit Committee and the Retirement Benefits Committee.

                 DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR
                            (Terms Expiring in 1998)

     J. FRANK HARRISON, JR., age 66, is Chairman Emeritus of the Board of Directors of the Company. Mr. Harrison, Jr. served the Company as Chairman of the Board of Directors from 1977 through December 1996, and served as Chief Executive Officer of the Company from August 1980 until April 1983. He had previously served the Company as Vice Chairman of the Board of Directors. He has been a director of the Company since 1973. Mr. Harrison, Jr. presently is a director of Dixie Yarns, Inc. Mr. Harrison, Jr. is Chairman of the Executive Committee and the Finance Committee of the Company's Board of Directors.

     J. FRANK HARRISON, III, age 42, is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Harrison, III served in the capacity of Vice Chairman of the Board of Directors from his election in November 1987 through his election as Chairman in December 1996 and was appointed as the Company's Chief Executive Officer in May 1994. He was first employed by the Company in 1977, and has served as a Division Sales Manager and as a Vice President of the Company. Mr. Harrison, III is a director of Wachovia Bank & Trust Co., N.A., Southern Region Board. He is a member of the Executive Committee, the Audit Committee and the Finance Committee.

     JAMES L. MOORE, JR., age 54, is President and Chief Operating Officer of the Company. Prior to his election as President in March 1987, he served as President and Chief Executive Officer of Atlantic Soft Drink Co., a soft drink bottling subsidiary of Grand Metropolitan USA. Mr. Moore has been a director of the Company since March 1987. Mr. Moore is a director of Brothers Gourmet Coffees, Inc. He is a member of the Executive Committee and is Chairman of the Retirement Benefits Committee.

     NED R. MCWHERTER, age 66, is Chairman of the Board of Directors of Volunteer Distributing Company, Inc. and Eagle Distributors, Inc. of Dresden, Tennessee. Mr. McWherter served as Governor of the State of Tennessee from January 1987 to January 1995. He has been a director of the Company since 1995 and is a member of the Compensation Committee and the Finance Committee.

                            (Terms Expiring in 1999)

     JOHN M. BELK, age 77, is Chairman of the Board of Directors of Belk Stores Services Inc., operators of retail department stores, and of Belk Brothers Company, Charlotte, North Carolina. He serves as an officer or director, or both, of approximately 140 retail corporations in the Belk organization. Mr. Belk presently is a director of Lowe's Companies, Inc. and Chaparral Steel Company. Mr. Belk has been a director of the Company since 1972 and is a member of the Audit Committee.

     DAVID L. KENNEDY, JR., age 50, is Executive Vice President -- Coca-Cola USA, in which capacity he has served since April 1996. He served as Senior Vice President and General Manager -- Coca-Cola USA -- Fountain from October 1992 through April 1996. Mr. Kennedy also is a Vice President of The Coca-Cola Company and previously served as its Director of Business Development. Mr. Kennedy has been a director of the Company since 1990. He is a member of the Finance Committee and the Compensation Committee.

     REID M. HENSON, age 57, has served as a Vice Chairman of the Board of Directors of the Company since 1983. Prior to that time, Mr. Henson served as a consultant to JTL Corporation, a management company, and later as President of JTL Corporation. He has been a director of the Company since 1979, is Chairman of the Audit Committee and is a member of the Executive Committee, the Retirement Benefits Committee and the Finance Committee.

     No director, nominee or executive officer of the Company has any family relationship, not more remote than first cousin, to any other director, nominee or executive officer, except that J. Frank Harrison, III is J. Frank Harrison, Jr.'s son and H. W. McKay Belk is John M. Belk's nephew.

BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table presents certain information regarding the amount and nature of beneficial ownership of the Company's equity securities by its directors and nominees, by the Company's executive officers named in the Summary Compensation Table (see "Executive Compensation") and by all directors and executive officers, as a group, as of March 10, 1997. Information concerning beneficial ownership of the Company's equity securities by Messrs. Harrison, Jr., Harrison, III and Henson is presented above under the caption "Principal Shareholders" and is not set forth below.

                                                                                PERCENT
                                                          BENEFICIAL               OF
               NAME                       CLASS          OWNERSHIP (1)         CLASS (2)
John M. Belk                          Common Stock            10,475(3)            *
H.W. McKay Belk                       Common Stock               520(4)            *
H. Reid Jones                         Common Stock            79,715              1.1
David L. Kennedy, Jr.                 Common Stock             1,000               *
Ned R. McWherter                      Common Stock             1,000               *
James L. Moore, Jr.                   Common Stock                --               --
John W. Murrey, III                   Common Stock             1,000               *
David V. Singer                       Common Stock             2,000               *
James B. Stuart                       Common Stock             1,000               *
Directors and executive officers      Common Stock            96,810(5)           1.4
  as a group (excluding Messrs.
  Harrison, Jr., Harrison, III and
  Henson) (17 persons)

      * Indicates the number of shares owned is less than 1% of the total shares of that class outstanding.

     (1) See note 1 to table of Principal Shareholders.

     (2) The percentages shown are based upon the number of shares outstanding and do not include shares held in treasury.

     (3) The amount shown includes (i) 8,975 shares held by a trust as to which John M. Belk and his spouse serve as co-trustees and with respect to which he shares voting and investment power and (ii) 1,500 shares held by a trust for the benefit of John M. Belk's daughter, as to which his spouse serves as trustee with sole voting and investment power.

     (4) The amount shown includes 300 shares held by H.W. McKay Belk as custodian for certain of his children under the North Carolina Uniform Transfers to Minors Act.

     (5) Of the number of shares indicated: (i) 86,235 shares of Common Stock are owned with sole voting and sole investment power; (ii) 100 shares of Common Stock are owned by an executive officer as joint tenants with such officer's spouse; (iii) 8,975 shares are owned by a director and his spouse in a joint fiduciary capacity and (iv) 1,500 shares of Common Stock are owned by directors' spouses, either directly or in a fiduciary capacity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, and regulations of the Securities and Exchange Commission ("SEC") thereunder, require the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and monthly transactions reports covering any changes in ownership with the SEC and the National Association of Securities Dealers. Executive officers, directors and persons owning more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with all such reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that, during fiscal year 1996, all filing requirements applicable to its executive officers, directors and owners of more than 10% of the Company's Common Stock were complied with.

DIRECTORS' FEES AND ATTENDANCE

     Directors who are not employees of the Company are paid a retainer of $17,600 per year, $1,100 for each Board meeting attended and $880 for each committee meeting attended. During 1996, the Board of Directors held four meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors on which he served.

     The Board of Directors has an Executive Committee whose current members are Messrs. Harrison, Jr., Harrison, III, Henson and Moore. Except as otherwise limited by law or by resolution of the Board of Directors, the Committee has and may exercise all of the powers and authority of the Board of Directors for the management of the business and affairs of the Company, which power the Committee exercises between the meetings of the full Board of Directors. The Executive Committee met one time in 1996.

     The Board of Directors has a standing Audit Committee whose current members are Messrs. Harrison, III, John M. Belk, Jones, Henson and Murrey. The Audit Committee evaluates audit performance, handles relations with the Company's independent accountants and evaluates policies and procedures relating to internal accounting functions and controls. The Committee recommends to the

Board of Directors the appointment of the independent accountants for the Company. The Audit Committee met four times in 1996.

     The Board of Directors has a Compensation Committee whose current members are Messrs. H. W. McKay Belk, Kennedy and McWherter. Messrs. Harrison, Jr. and Harrison, III also served as members of this committee during 1996. The Compensation Committee administers the Company's compensation plans, reviews and may establish the compensation of the Company's officers and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee met two times in 1996.

     The Board of Directors has a Finance Committee whose current members are Messrs. Harrison, Jr., Harrison, III, Henson, Kennedy and McWherter. The Finance Committee reviews, formulates and recommends to the Board of Directors financial policies of the Company. The Finance Committee met four times in 1996.

     The Board of Directors has a Retirement Benefits Committee whose current members are Messrs. Henson, Moore and Murrey. The Retirement Benefits Committee oversees various benefits for retired employees, including those of the Company's employee retirement plans that are intended to meet the requirements of the Internal Revenue Code as being qualified for favorable tax treatment. The Retirement Benefits Committee met two times in 1996.

     The Board of Directors does not have a standing nominating committee or committee performing similar functions.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for each of the last three (3) fiscal years for those persons who were at December 29, 1996 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                                           OTHER ANNUAL          ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR     SALARY(1)     BONUS(1)(2)     COMPENSATION(3)     COMPENSATION(4)
J. Frank Harrison, III             1996     $337,325       $ 384,087         $ 132,192           $ 241,915
  Chairman of the Board and        1995      308,250         352,000            84,205             246,116
  Chief Executive Officer          1994      306,682         345,000           106,453             255,022
Reid M. Henson                     1996      366,251         415,512            26,924              55,748
  Vice Chairman of                 1995      349,350         399,000            19,464              54,443
  the Board of Directors           1994      337,067         391,000            12,481              70,274
James L. Moore, Jr.                1996      473,972         537,722            33,851             101,449
  President and                    1995      452,100         517,000            28,934              99,633
  Chief Operating Officer          1994      435,689         506,000            16,586             108,537
David V. Singer                    1996      259,663         147,350            21,272              31,128
  Vice President and               1995      246,600         141,000            16,053              30,391
  Chief Financial Officer          1994      237,500         138,000            75,392              39,537
James B. Stuart                    1996      269,816         152,995            11,143              59,276
  Vice President,                  1995      258,499         148,000             9,690              59,582
  Marketing                        1994      251,069         144,659             4,177              61,672

     (1) The amounts shown for Salary and Bonus include any amounts elected by any Named Officer to be deferred under either the Company's Supplemental Savings Incentive Plan (as discussed herein) or, pursuant to Section 401(k) of the Internal Revenue Code, under the terms of the Coca-Cola Bottling Co. Consolidated Savings Plan. Company contributions on behalf of the Named Officers under each of these plans are included in the "All Other Compensation" column of this table.

     (2) The Company's Annual Bonus Plan is administered by the Compensation Committee of the Board. Any officer of the Company or any of its subsidiaries holding a key position with the Company (or a subsidiary) is eligible to participate, and participants are selected annually based on management recommendations approved by the Compensation Committee. Annual Bonus Plan awards are determined by the Compensation Committee based on corporate or divisional goals for selected performance indicators which it establishes annually. Awards are generally made on the basis of a graduated scale ranging from a "goal achievement" exceeding 89% of the target to a maximum achievement of 110% of the target. See "Report of the Compensation Committee on Annual Compensation of Executive Officers."

     (3) In the case of Mr. Harrison, III, includes an amount, $97,054, representing the value of Mr. Harrison, III's personal use of Company aircraft.

     (4) Detail of amounts reported in the "All Other Compensation" column for 1996 is provided in the table below. Split-dollar insurance represents the premiums paid by the Company for the benefit of each Named Officer.

                   ITEM                       MR. HARRISON, III     MR. HENSON     MR. MOORE     MR. SINGER     MR. STUART
(Bullet) Company contributions to the
         Savings Plan                             $   3,585          $  3,585      $   3,585      $   3,585      $   3,585
(Bullet) Company contributions to the
         Supplemental Savings Incentive
         Plan                                        11,342            15,363         15,810          8,704         14,117
(Bullet) Split-Dollar Insurance Premium
         Value                                      226,988            36,800         82,054         18,839         41,574
Total All Other Compensation                      $ 241,915          $ 55,748      $ 101,449      $  31,128      $  59,276

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     Following is information with respect to unexercised options to purchase the Company's Common Stock held by Named Officers as of December 29, 1996. None of the Named Officers exercised any stock options during fiscal year 1996. Based on the closing price of $48.75 for shares of the Company's Common Stock on NASDAQ/NMS on December 27, 1996, the last trading day prior to the end of the Company's 1996 fiscal year, the value of the unexercised options as of the end of the Company's fiscal year was as disclosed in the table below. The Company has no outstanding SARs.

                                     NUMBER OF SECURITIES                      VALUE OF
                                          UNDERLYING                         UNEXERCISED
                                     UNEXERCISED OPTIONS/               IN-THE-MONEY OPTIONS/
                                         SARS HELD AT                        SARS HELD AT
                                      DECEMBER 29, 1996                   DECEMBER 29, 1996
                                             (#)                                 ($)
           NAME                 EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
J. Frank Harrison, III (1)        135,000            15,000         $ 2,565,000        $ 285,000

     (1) All options set forth above were granted to Mr. Harrison, III pursuant to a Stock Option Agreement effective August 9, 1989 and are exercisable at the price of $29.75 per share. The unexercisable options will become exercisable in 7,500 share increments following December 31 of each year commencing in 1997 through 1998. Subject to the foregoing, the option may be exercised in whole or in part at any time during a 15 year period commencing on the date of grant.

RETIREMENT PLAN

     The Company has in effect a unit benefit retirement plan for the majority of its non-union employees (the "Retirement Plan"), with payments thereunder computed on an actuarial basis. The following table shows the estimated annual benefits payable upon retirement at age 65 to persons born in 1947 for various classifications of compensation and years of service.

                      ANNUAL BENEFIT UNDER RETIREMENT PLAN
                       For Plan Participants Born in 1947

   FIVE-YEAR
    AVERAGE                                YEARS OF SERVICE
  COMPENSATION       15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
$ 125,000            $25,190      $33,586      $41,983      $50,379      $50,379
  150,000        (1) 31,190       41,586       51,983       62,379       62,379  (2)

     (1) Prior to January 1, 1989, the formula for determining benefits did not limit the amount of compensation (generally compensation as reported on Form W-2 for income tax withholding purposes) which could be considered. Benefits which accrue after December 31, 1988 are limited as to the amount of compensation which may be considered. Beginning in 1989, this amount was limited to $200,000 to be adjusted for cost of living increases beginning in 1990. In 1994 the amount was further reduced to $150,000, which amount will be adjusted for cost of living increases beginning in 1995, but only to the extent that such increases exceed increments of $10,000. The limit did not increase for 1995 or 1996; however, the amount will increase to $160,000 for benefits earned in 1997. No retroactive adjustments are permitted. Since the allowable annual benefit amount is the same for all compensation levels in excess of the current limit of $150,000, the table does not separately list the annual benefit for such additional levels of compensation.

     (2) The annual benefit from the Retirement Plan may not exceed $90,000 as adjusted for cost of living increases beginning in 1988. In 1996 the amount, as adjusted, is $120,000; it will be $125,000 in 1997. This benefit is reduced by 1/15 for each of the first three years that actual retirement precedes a participant's Social Security Retirement Age. For someone born in 1947, the Social Security Retirement Age is
         66. In 1996 the maximum benefit was $112,000 for a person who retires at age 65, the earliest Normal Retirement Age specified by the Retirement Plan; the maximum benefit amount is $116,667 for 1997.

     The benefits listed in the table, which are based on straight life annuity amounts, are not subject to any deduction for Social Security or other offset amounts, except to the extent that the benefits formula includes average compensation in excess of Covered Compensation (as defined below). As of December 31, 1996, the Named Officers have the following full years of service as defined in the Retirement Plan: Mr. Harrison III, 20 years; Mr. Henson, 14 years; Mr. Moore, 10 years; Mr. Singer, 11 years; and Mr. Stuart, 7 years.

     Generally, compensation is remuneration paid to Retirement Plan participants by the Company for services rendered as reported or reportable for federal income tax withholding purposes. During a period of disability, a participant is deemed to have earned compensation at the same rate he was paid during the last full year prior to the disability. In general, Covered Compensation is the average of the Social Security taxable wage base during the 35 year period ending in the year that the participant reaches full Social Security Retirement Age. At any point in time, this taxable wage base is assumed to continue without increasing for all years after the year in which it is calculated. Pursuant to these assumptions, Covered Compensation for 1996 for the Named Officers is as follows: Mr. Moore, $46,692; Mr. Stuart, $46,692; Mr. Henson, $42,108; Mr. Singer, $60,720; Mr. Harrison, III, $59,592. No benefits are payable to a participant whose employment terminates before he has been credited with five years of service or has both reached age 65 and begun to participate in the Retirement Plan at least five years before his employment terminated.

OFFICER RETENTION PLAN

     Under the Company's Officer Retention Plan ("ORP"), a participant receives a 20-year annuity payable in equal monthly installments commencing at retirement or, in certain instances, upon termination of employment. The retirement benefits under the ORP increase with each year of the participant's participation in the ORP based on the product of an assumed rate of increase in a participant's beginning salary (as determined by the Compensation Committee) and factors prescribed by the ORP. The retirement benefits under the ORP are not payable to the participants unless they remain in the employment of the Company until they attain age 60, except in the event of total disability (at which time they would be paid on a present value basis).

     The ORP contains a death benefit which must be paid in a lump sum. If the participant dies before annuity payments begin, then the death benefit equals the retirement benefit accrued as of the date of death, except that there is a further reduction of 50% of the amount otherwise payable for deceased participants whose employment with the Company terminated prior to age 60. If the participant dies after annuity payments have begun, the monthly installments remaining are paid to the participant's beneficiary in a lump sum after applying a discount rate of 8% per annum.

     The ORP provides that in the event of a Change in Control in the ownership of the common stock of the Company (as more specifically described in connection with the Supplemental Savings Incentive Plan below), if in connection therewith
(i) the ORP is terminated by the Company or amended so as to materially reduce the rights and benefits of an ORP participant, (ii) the participant is terminated by the Company without cause, (iii) the participant is demoted or has his salary and/or benefits materially reduced, or (iv) the Company takes other action which denies the participant the position and economic entitlements which he had under the ORP prior to the Change in Control, then the participant may elect to have paid to him 100% of the retirement benefits to which he was entitled at the time of the Change in Control, plus 50% of any increase in his retirement benefits which accrued between the date of the Change in Control through the date of his election.

     The 1996 annual compensation used for determining benefits under the ORP for the Named Officers is as follows: Mr. Harrison, III, $249,018; Mr. Henson, $356,243; Mr. Moore, $451,681; Mr. Singer, $236,112; and Mr. Stuart, $290,354.
Each of those individuals presently is credited with five years of participation in the ORP.

SUPPLEMENTAL SAVINGS INCENTIVE PLAN

     Pursuant to the Company's Supplemental Savings Incentive Plan ("SSIP"), the Company and the participant agree to defer a portion of salary and bonuses. The Company matches 30% of the first 6% of salary (excluding bonuses) deferred by the participant. The Company may also make discretionary contributions to any one or more participants which contributions are to be both based on merit and intended to offset the impact of the reduced compensation limit for qualified plans (see "Retirement Plan," above). A participant is fully vested in the salary and bonuses he defers and becomes fully vested in Company contributions upon death, disability, retirement on or after age 55, the completion of at least five years of service (vesting occurring at a 20% rate for each year of service) or a Change in Control. "Change in Control" for these purposes includes the acquisition by any person or group of more than 50% of the total vote of all shares of common stock of the Company for the election of the Board of Directors and is presumed to occur in the event that J. Frank Harrison, Jr. and his issue (or persons acting on their behalf) should be entitled to vote less than 50% of the total votes of all shares of common stock of the Company for the election of directors. Deferrals and Company contributions may be placed in either a Fixed Benefit Option or designated among investment funds specified by the

Company. Such investment funds are only used to measure the value of benefits, which benefits comprise the Supplemental Account of a participant. There is no requirement that any money held in the SSIP actually be invested in any such fund.

     The schedule of benefits for a Fixed Benefit Option provides for earnings up to 13% (depending on the participant's age and years of service at retirement or termination due to total disability, as applicable). Benefits which start after age 60 are increased at the rate of 6% compounded annually, while benefits paid on account of severance are deemed to earn 8% compounded annually.

     Amounts held in a Supplemental Account may be transferred to a Fixed Benefit Option. No investment in a Fixed Benefit Option may be transferred to a Supplemental Account.

     Benefits paid on account of a Change in Control are made within 30 days following a Change in Control; all other payments are made (or begin) in the first January after a payment has been requested and satisfactory evidence has been furnished that the participant has become entitled to receive such benefit. All benefits for severance, benefits arising from a Change in Control, death benefits for participants who are not insurable, and benefits payable out of Supplemental Accounts are made in a lump sum. Other payments made from the Fixed Benefit Option are normally paid on a monthly basis for 180 months, although the Compensation Committee may approve a lump sum payment or an annuity for a period of less than 180 months. No executive officer received a distribution during 1996. The amount of Company contributions allocated to each of the Named Officers during 1996 is reflected in the Summary Compensation Table under the heading, "All Other Compensation."

OFFICERS' SPLIT-DOLLAR LIFE INSURANCE PLAN

     The Company has established an Officers' Split-Dollar Life Insurance Plan for all officers, including the Named Officers. Special arrangements have been provided for J. Frank Harrison, III and Reid M. Henson, as described below. Insurance policies purchased under the plan are whole life policies having a face amount, in most instances, equal to approximately three times each officer's salary (approximately six times in the case of the Named Officers). The Company pays all premiums on each officer's policy. Policy dividends are used to purchase paid up additions. Upon the death of any participant, the participant's beneficiary would receive a stated death benefit, with the balance of the proceeds from the participant's policy being paid to the Company.

     The dollar amount representing the insurance premiums paid by the Company for the benefit of each of the Named Officers under the Officers' Split-Dollar Life Insurance Plan is included in the Summary Compensation Table under the heading "All Other Compensation."

     A separate split-dollar insurance policy has been obtained covering Mr. Henson. In the event of his death, the Company would receive an amount equal to all premiums paid on the policy, subject to the death benefit payable to Mr. Henson's beneficiary being not less than $1,000,000.

     The split-dollar life insurance arrangement for J. Frank Harrison, III varies from the standard split-dollar plan. A trust established by Mr. Harrison, III pays the PS-58 cost and the Company pays the remaining portion of the premium. This arrangement allows Mr. Harrison, III to obtain additional insurance coverage with no increase in the net present value of the projected costs of this arrangement for the Company. Under this revised arrangement, at the death of the insured the Company receives a return of the aggregate premiums it has paid.

EMPLOYMENT AGREEMENTS

     James L. Moore, Jr., is employed as President and Chief Operating Officer pursuant to an employment agreement dated March 16, 1987, as amended on May 18, 1994, at an annual salary of not less than $275,000. Mr. Moore is also entitled under the agreement to other fringe benefits generally available from time to time to the Company's executive officers. The agreement provides that it may be terminated by either party at any time, with or without cause. In the event Mr. Moore's employment is terminated by the Company for cause (as defined in the agreement), or if Mr. Moore voluntarily terminates his employment with the Company, Mr. Moore will receive only benefits accrued through the date his employment is terminated. If the Company terminates Mr. Moore's employment without cause, Mr. Moore shall receive his salary (i) at the annual rate of $275,000 for the period through May 18, 1999 or (ii) for a period of two years from the date of termination at the specified annual rate of $440,000, whichever is greater.

     Effective January 1, 1997, the Company entered into an Agreement for Consultation and Services with J. Frank Harrison, Jr., who previously served as Chairman of the Board of Directors. Pursuant to the agreement, Mr. Harrison, Jr. has agreed to continue to serve as a director of the Company and as Chairman of the Board of Directors' Executive Committee and Finance Committee. He will provide consultation and assistance to management of the Company with respect to major strategic decisions and special projects, as well as concerning general oversight and guidance of the Company. The agreement also provides that Mr. Harrison, Jr. will continue to personally assist the Company in maintaining a good relationship with The Coca-Cola Company to promote the best interests of the Company and its shareholders. Mr. Harrison, Jr. has agreed to devote his full time business resources, as required by Company management, to carrying out these duties. Under the terms of the agreement, Mr. Harrison, Jr. will be paid a consulting fee of $200,000 per year and will also receive a retirement benefit of $500,000 per year on account of his past service as an officer of the Company, both payable in equal monthly installments commencing January 1, 1997. He will also be provided with insurance and other fringe benefits comparable with the past practice of the Company. The agreement contains confidentiality and non-competition provisions and provides that, in the event of a change in control of the Company, he will continue to receive the retirement benefit provided under the agreement for the remainder of his lifetime. The agreement is for a term of one year, and is self-renewing for successive terms of one year each unless terminated by either Mr. Harrison, Jr. or by the Board of Directors upon notice given at least 60 days in advance of the expiration of the prior one year term.

                 REPORT OF THE COMPENSATION COMMITTEE ON ANNUAL
                       COMPENSATION OF EXECUTIVE OFFICERS

     The Board's Compensation Committee, composed of Messrs. H. W. McKay Belk,
J. Frank Harrison, Jr., J. Frank Harrison, III, David L. Kennedy, Jr. and Ned R. McWherter, administers the Company's compensation plans, reviews and may establish executive compensation and makes recommendations to the Board of Directors concerning such compensation and related matters. The following is a report submitted by the Compensation Committee members addressing the Company's compensation policy as it relates to the Company's executive officers, including the Named Officers, for 1996.

COMPENSATION POLICY AND FISCAL 1996 COMPENSATION

     The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the creation of long term shareholder value, while motivating and retaining key employees. To achieve these goals, the Company's executive compensation policy supplements annual base compensation with an opportunity to earn bonuses based upon corporate performance as well as factors related to each individual's performance. Accordingly, a significant portion of any executive's compensation may consist of performance-based bonuses. Measurement of corporate performance is primarily based on Company objectives which are set based on industry conditions and industry-wide performance levels and approved by the Board of Directors. The performance of individual executives is evaluated on the basis of both pre-determined performance goals for the Company and factors related to the contributions of each individual.

     Base salaries, including the base salary of J. Frank Harrison, III, the Company's Chairman and Chief Executive Officer, were adjusted from the prior year. The Company periodically reviews base salary levels for its executives in comparison with those of other companies in the soft drink bottling industry, as well as other industries. For 1996, the Company utilized a study published by Wyatt Executive Compensation Services which surveyed over 1,200 public corporations, including many "Fortune 500" companies. The survey provided compensation information by separate categories of employers. Employer categorization factors included, but were not limited to, those defined by industry, size and geographic location. The Company strives to maintain base executive salaries at a level that will permit it to compete with other major companies for managers with comparable qualifications and abilities. Based on information contained in the Wyatt survey, the Compensation Committee believes that the overall compensation of the Company's executive officers, taken in the aggregate, places them at the median range of the compensation scale of similarly situated executives in all industries covered by the survey. The Compensation Committee believes that Mr. Harrison, III's overall compensation places him below the median range for similarly situated executives.

     Other factors considered by the Company in its periodic review of executive salary levels include (i) the Company's total operating budget for each fiscal year; (ii) the impact of annual changes in the consumer price index; and (iii) a comparison of the Company's executive compensation program to available information concerning those of other companies in the soft drink bottling industry, focusing specifically on the three publicly traded soft drink bottlers utilized by the Company in developing the "peer group index" utilized in the stock price performance graph included elsewhere in this Proxy

Statement. Due to wide disparities in levels of executive compensation revealed in the published information regarding the other companies included in the Company's peer group index, the Compensation Committee does not believe that such information provides a meaningful basis for evaluating the overall compensation of the Company's executive officers for the current fiscal year, and therefore relied principally upon the information contained in the Wyatt survey for purposes of such evaluation.

     The Company's Annual Bonus Plan is administered by the Compensation Committee, which annually selects participants (based on management recommendations) who hold key positions with the Company or one of its subsidiaries. The total cash bonus awardable to a participant is determined by multiplying such participant's base salary by three factors: (i) the participant's approved bonus percentage factor; (ii) the individual's indexed performance factor; and (iii) the overall goal achievement factor. The participant's approved bonus percentage factor is based on the relative responsibility and contribution to the Company's performance attributed to the participant's position with the Company, while the individual's indexed performance factor is determined by such individual's actual performance during the fiscal year. The overall goal achievement factor is determined by the Company's performance in relation to pre-set goals, as discussed below.

     Annual goals for selected performance indicators are set in the fourth quarter for the succeeding year. These goals are reviewed by the Compensation Committee and approved by the Board of Directors. The selected performance indicators for fiscal 1996 were operating cash flow, free cash flow, net income, equivalent case volume, market share and a value measure. The Compensation Committee also assigns different weights to each of the performance indicators based on the perceived need to focus more or less on any particular objective in a given year. The corporate performance indicators and related weights are established after evaluating the industry conditions, available information on performance of other companies in the soft drink bottling industry, prior year performance and the Company's specific needs for the current year. For fiscal 1996, the following weights were assigned to the performance indicators: operating cash flow -- 30%; free cash flow -- 30%; net income -- 10%; equivalent case volume -- 10%; market share -- 10%; and value measure -- 10%. The performance indicators, as weighted, make up the Company's overall goal achievement factor, which is calculated on the basis of a graduated scale ranging from a goal achievement exceeding 89% of the target to a maximum achievement of 110% of the target for each performance indicator. Target goals were met or exceeded for each of the performance indicators.

     Although the Company's Annual Bonus Plan enables the Compensation Committee to calculate bonuses derived from the factors described above, the Compensation Committee has absolute discretion to decrease, eliminate or otherwise amend awards under the Company's Annual Bonus Plan. The Compensation Committee elected to award bonuses to executive officers in an amount equal to 113% of 1996 base salary multiplied by each officer's approved bonus percentage factor. The amount of annual bonus payments for each of the Named Officers for the years 1994, 1995 and 1996 is shown in the Summary Compensation Table under the heading "Bonuses."

     In addition to the annual base salary and performance-based bonus components, the Company's total annual compensation package for its executives includes the opportunity: (i) to participate, on the same basis as other non-union employees, in the Coca-Cola Bottling Co. Consolidated Savings Plan

(Company contributions for each of the Named Officers are included under "All Other Compensation" in the Summary Compensation Table); (ii) to participate in the Officers' Split-Dollar Life Insurance Plan; (iii) to participate in the Company's Retirement Plan which is available to all eligible employees; (iv) to elect to defer a certain portion of each executive's compensation and receive limited matching contributions from the Company under the Supplemental Savings Incentive Plan (Company contributions for each of the Named Officers are included under "All Other Compensation" in the Summary Compensation Table); and
(v) for certain key executives selected by the Compensation Committee, to receive additional retirement and survivor benefits pursuant to the Officer Retention Plan. (The Retirement Plan, the Officers' Split-Dollar Life Insurance Plan, the Supplemental Savings Incentive Plan and the Officer Retention Plan are each discussed in greater detail in the preceding section of this Proxy Statement.) This overall package is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

     For 1996 Mr. Moore's aggregate applicable remuneration (as defined by Section 162(m)) was $1,013,582. No other executive officer of the Company has been paid applicable employee remuneration in excess of $1,000,000 in any fiscal year. The performance goals under the Company's Annual Bonus Plan have been submitted for approval at this year's annual meeting of Shareholders. A discussion of the terms of the Annual Bonus Plan and further information concerning Shareholder approval are set forth elsewhere in this Proxy Statement. Effective March 11, 1997, the membership of the Compensation Committee will be Messrs. H. W. McKay Belk, David L. Kennedy, Jr. and Ned R. McWherter. Messrs. J. Frank Harrison, Jr. and J. Frank Harrison, III, will no longer serve as Compensation Committee members. Approval of the performance goals under the Annual Bonus Plan as submitted to Shareholders and administration of the Plan by a Compensation Committee consisting solely of outside directors, will permit bonuses awarded under the Plan to qualify for deductibility as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

     The Company's compensation policies apply equally to all of its executive officers, including each of those named in the compensation table.

     Although Mr. Harrison, III served as a member of the Compensation Committee, he did not participate in any of the Committee's decisions related to the determination of his own compensation.

     Submitted by the Compensation Committee of the Board of Directors.

H. W. McKay Belk            David L. Kennedy, Jr.
J. Frank Harrison, Jr.      Ned R. McWherter
J. Frank Harrison, III

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Board of Directors' Compensation Committee for fiscal 1996 were Messrs. H. W. McKay Belk, Harrison, Jr., Harrison, III, Kennedy and McWherter. Mr. Harrison, Jr. is Chairman Emeritus of the Board of Directors of the Company, and Mr. Harrison, III is Chairman of the Board of Directors and the Company's Chief Executive Officer.

     On November 30, 1992, the Company and the owner of the property on which the Company operates its Snyder Production Center agreed to the early termination of the Company's lease of this property. Harrison Limited Partnership One ("HLP One"), a North Carolina limited partnership, purchased the property contemporaneously with the termination of the lease, and the Company and HLP One entered into an agreement pursuant to which the Company is leasing the property for a ten-year term which commenced December 1, 1992. JFH Management, Inc., a North Carolina corporation of which J. Frank Harrison, Jr. is the sole shareholder, serves as sole general partner of the limited partnership that purchased the production center property. The sole limited partner of this limited partnership is a trust as to which J. Frank Harrison, III and Reid M. Henson are co-trustees, share investment powers, and as to which they share voting power for purposes of this partnership interest. The beneficiaries of this trust are J. Frank Harrison, Jr. and his descendants.

     On June 1, 1993, Beacon Investment Corporation, a North Carolina corporation of which J. Frank Harrison, III is sole shareholder, purchased the office building located on Rexford Road in Charlotte, North Carolina, in which the Company leases its executive offices. Contemporaneously, the Company entered into a ten-year lease commencing June 1, 1993 with Beacon Investment Corporation for office space within the building.

     Under these agreements, the annual base rents which the Company is obligated to pay for its lease of the Snyder Production Center and its executive offices are subject to annual adjustments corresponding to the Consumer Price Index. The base rent for the lease of the Snyder Production Center is further subject to increases and decreases based on the London Interbank Offered Rate of interest ("LIBOR"), and the base rent for the lease of the executive offices is subject to increases and decreases, as the case may be, in an Adjusted Eurodollar Rate determined by NationsBank of North Carolina, N.A. The current annual lease payments, as so adjusted, are $2,553,000 for the Snyder Production Center and $1,484,000 for the Company's executive offices.

     The material terms of the Snyder Production Center and office building lease agreements are substantially similar to the lease agreements between the Company and the properties' prior owners. The Company believes that the terms of the Snyder Production Center and office building lease agreements are generally, in each instance, at least as favorable as the Company could have obtained from the prior owners.

                            COMMON STOCK PERFORMANCE

     As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance with a broad market equity index and with a peer group of similar companies. The Company's Common Stock is traded on the Nasdaq National Market System and the Company has selected the S&P 500 for use as a broad equity market index for the purpose of this comparison. The Company selected three publicly traded soft drink bottlers in developing a peer group index (the "Custom Composite Index"). The peer group comprising the Custom Composite Index consists of Coca-Cola Enterprises Inc., Coca-Cola Beverages Ltd. and National Beverage Corp.

                          CUMULATIVE TOTAL RETURN (1)
            BASED ON INVESTMENT OF $100 BEGINNING DECEMBER 31, 1991


(Performance Graph appears here. The plot points are listed in the table below.)

                                                SOURCE: GEORGESON & COMPANY INC.

                        Dec-91    Dec-92    Dec-93    Dec-94    Dec-95    Dec-96
Coca-Cola Bottling
Co. Consolidated        $100      $ 95      $196      $148      $201      $288

S&P 500(R)              $100      $108      $118      $120      $165      $203

Custom Composite Index
(3 Stocks)              $100      $ 76      $ 96      $109      $164      $300

The 3-Stock Custom Composite Index includes Coca-Cola Beverages, Ltd., Coca-Cola Enterprises Inc., and National Beverage Corp.


     (1) Assumes that the value of the investment in Company Common Stock and in each index was $100 on December 31, 1991 and that all dividends were reinvested on a quarterly basis. Returns for the companies in the Custom Composite Index have been weighted on the basis of total market capitalization for each company.

                                   PROPOSAL 3
                       APPROVAL OF THE PERFORMANCE GOALS
                     UNDER THE COMPANY'S ANNUAL BONUS PLAN

     The Company's Annual Bonus Plan (as amended and restated by the Company's Board of Directors and Compensation Committee effective March 11, 1997) (the "Bonus Plan") is being submitted by the Board of Directors to the Company's shareholders for approval of the performance goals thereunder at the Annual Meeting. The purpose of asking shareholders to approve these goals is to enable all compensation paid to "covered employees" pursuant to the Bonus Plan to qualify as "performance-based" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Such payments will thereby be exempt from the provisions of Section 162(m) that would otherwise deny the Company a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to any "covered employee" may exceed $1 million in any future period. Section 162(m) defines the term "covered employee" to include the Company's Chief Executive Officer and any other executive officer whose compensation is required to be disclosed in the Summary Compensation Table of the Company's Proxy Statement (e.g., any of the Named Officers).

     The purpose of the Bonus Plan is to advance the best interests of the Company and its Shareholders by providing key management employees with additional incentives to assist the Company in meeting and exceeding its business goals. The Company's Bonus Plan is administered by the Compensation Committee of the Board of Directors. In order to satisfy the requirements of
Section 162(m), the amended and restated Bonus Plan provides that, during any period in which the Compensation Committee is not comprised entirely of two or more "outside directors" (as defined in the regulations under Section 162(m)), the Board of Directors will delegate administration of the Bonus Plan to a separate Bonus Plan Committee that is so comprised. At the March 11, 1997 meeting of the Board of Directors, the membership of the Compensation Committee was adjusted to include Messrs. H. W. McKay Belk, Kennedy and McWherter. Accordingly, all of the present members of the Compensation Committee are "outside directors" for purposes of Section 162(m).

     The Compensation Committee will annually select participants (based on management recommendations) who hold key positions with the Company or one of its subsidiaries to be eligible to receive cash awards under the Bonus Plan. Approximately 35 employees are currently participants in the Bonus Plan. The total cash bonus which may be awarded to a participant is determined by multiplying such participant's base salary by three factors: (i) the participant's Approved Bonus Percentage Factor; (ii) the participant's Indexed Performance Factor; and (iii) an Overall Goal Achievement Factor based on specified performance targets.

     The Approved Bonus Percentage Factor for each participant is determined by the participant's position with the Company and is based upon the relative responsibility and contribution to the Company's performance attributed to such position. The maximum Approved Bonus Percentage Factor for any participant is 100%.

     The Indexed Performance Factor for each participant is determined by such participant's actual performance during the fiscal year, as evaluated by the Compensation Committee at year end. In order to satisfy the requirements of Section 162(m) that all "performance-based" compensation be determined in accordance with an objective formula, the amended and restated Bonus Plan provides that the Indexed Performance Factor will be fixed at 1.2 for all participants who are "covered employees" under Section 162(m).

     The Overall Goal Achievement Factor will be determined for each fiscal year by the Company's performance in relation to annual goals established by the Compensation Committee for six selected performance indicators. These indicators are: (1) operating cash flow; (2) free cash flow; (3) net income; (4) equivalent case volume; (5) market share; and (6) a value measure based on operating cash flow. Annual performance goals with respect to each of these indicators will be established by the Compensation Committee in the fourth quarter for the succeeding fiscal year. The annual performance goal for each indicator consists of a performance target weighted (which weights must add to 100%) on the basis of the Compensation Committee's determination regarding need to focus more or less on any particular objective in establishing the goals for a given year. In establishing these goals, the Compensation Committee considers industry conditions, available information on performance of other companies in the soft drink bottling industry, performance in prior years and the Company's specific needs for the current year. The Overall Goal Achievement Factor, which is used to derive a participant's total cash bonus in accordance with the above formula, is calculated on the basis of a graduated scale ranging from 0.8 (for goal achievement exceeding 89% of the target) to a maximum of 1.2 (for goal achievement of 110% of the target), multiplied by the weight assigned to each performance indicator.

     Payment of cash awards under the Bonus Plan for each fiscal year will be made following year end, upon certification by the Compensation Committee of the level of attainment with respect to the performance goals for such year. Awards under the Bonus Plan will not be made if any material aspects of the Company's bottle contracts with The Coca-Cola Company have been violated during the fiscal year. The Compensation Committee has discretion to approve a pro-rated award for any employee who assumes a key position with the Company during the fiscal year, provided that any such participant will have been employed by the Company for a minimum of three calendar months during the fiscal year.

     Although the formula described above permits a precise, objective calculation of the annual bonuses to be paid to each participant, the Compensation Committee has discretion to decrease, eliminate or otherwise amend awards under the Company's Bonus Plan; provided, however, that, in accordance with Section 162(m), such authority may only be exercised in a manner which reduces (by lowering the Indexed Performance Factor or otherwise), but not in a manner which increases, the amount of any participant's bonus award as calculated in accordance with such formula. In any event, in accordance with the requirements of Section 162(m), the amended and restated Bonus Plan sets a maximum limit of $1 million on the amount of the bonus that may be awarded to any individual participant based on performance during a single fiscal year. The amount of annual bonus awards actually paid to each of the Named Officers for the years 1994, 1995 and 1996 is shown in the Summary Compensation Table under the heading "Bonuses." The Compensation Committee is authorized to amend, modify or terminate the Bonus Plan retroactively at any time, in part or in whole, in any manner that would not cause payments to "covered employees" under the Bonus Plan to cease to qualify as "performance-based compensation" under Section 162(m). Such amendments may, for example, correct any defect or supply any omission or reconcile any inconsistency in the Bonus Plan or in the awards made thereunder that does not constitute the modification of a material term of the Bonus Plan. No action may be taken, however, that would cause payments to "covered employees" under the Bonus Plan to cease to qualify as "performance-based" compensation under Section 162(m) unless such amendment has been approved by the full Board of Directors of the Company.

     The performance goals under the Bonus Plan, as amended and restated, will become effective upon their approval by a majority of the total votes of the shares of the Company's Common Stock and Class B Common Stock represented and entitled to vote at the Annual Meeting. In accordance with Section 162(m), payment of any future awards under the Bonus Plan has been made subject to receipt of any approval of the performance goals thereunder by the Company's shareholders which may be required by Section 162(m).

                              CERTAIN TRANSACTIONS

     The Company's business consists primarily of the production, marketing and distribution of soft drink products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrates or syrups) of its soft drink products are manufactured. Accordingly, the Company purchases substantially all of its requirements of concentrates and syrups from The Coca-Cola Company in the ordinary course of its business. During fiscal year 1996 the Company paid The Coca-Cola Company approximately $185 million for sweetener, syrups and concentrate purchases. Additionally, the Company engages in a variety of marketing programs, local media advertising and similar arrangements to promote the sale of products of The Coca-Cola Company in territories operated by the Company. During fiscal year 1996, total direct marketing support provided to the Company by The Coca-Cola Company was approximately $36 million. In addition, the Company paid approximately $20 million for local media and marketing program expense pursuant to cooperative advertising and cooperative marketing arrangements with The Coca-Cola Company.

     On July 2, 1993, Piedmont Coca-Cola Bottling Partnership, a Delaware general partnership (the "Partnership"), was formed by wholly owned subsidiaries of the Company and The Coca-Cola Company (together, the "Partners") to engage in the business of distributing and marketing finished bottle/can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. A Company subsidiary ("CCBCC Sub") is a general partner and owns a 50% interest in the Partnership. A subsidiary of The Coca-Cola Company ("KO Sub") is the other general partner, and it owns the remaining 50% interest in the Partnership. All distributions of cash flow and profits and losses of the Partnership are allocated between KO Sub and CCBCC Sub on a 50/50 basis. The Partnership has an initial term of 25 years subject to early termination as a result of any Dissolving Event, as defined in the Partnership Agreement. Each Partner's partnership Interest is subject to certain limitations on transfers, rights of first refusal and other purchase rights upon the occurrence of certain events. CCBCC Sub and KO Sub made equal initial capital contributions with KO Sub's contribution being in the form of cash and CCBCC Sub's contribution being comprised of the Wilson, North Carolina and Greenville and Beaufort, South Carolina bottling territories and other related assets and cash. Following the formation of the Partnership, the Company and certain of its subsidiaries caused the sale to the Partnership of the Charleston, Greenwood, Columbia, Anderson and Aiken, South Carolina and Plymouth, North Carolina bottling territories and other related assets and The Coca-Cola Company caused the sale to the Partnership of assets and capital stock of subsidiaries having bottling territories located in and around Kinston, Greenville, Goldsboro, Wilmington, Rocky Mount, Weldon and Kelford, North Carolina; Marion, Conway and Florence, South Carolina; and Emporia, Virginia.

     The Company is providing the manufacture, production and packaging of the products and the management of the Partnership pursuant to a Management Agreement. In consideration for its services, the Company receives a management fee based on total case sales, reimbursement for its out-of-pocket expenses and reimbursement for sales branch, divisional and certain other expenses. The term of the Management Agreement is 25 years, subject to early termination in the event of a "Change in Control" as defined therein, a termination of the Partnership or a material default by either party. For the fiscal year ending December 29, 1996, the Partnership recorded management fees in the amount of approximately $11.4 million to the Company pursuant to the Management Agreement.

     The Company previously leased vending equipment from Coca-Cola Financial Corporation ("CCFC"), a subsidiary of The Coca-Cola Company. During 1996, the Company made lease payments to CCFC totaling $6.9 million. On January 14, 1997, the Company purchased all of the leases with CCFC for approximately $66.3 million. If this transaction had occurred prior to year-end, no future lease payments to CCFC would have been due as of December 29, 1996.

     Mr. David L. Kennedy, Jr., a director of the Company, is Executive Vice President -- Coca-Cola USA. During the period 1987-1997, The Coca-Cola Company and the Company have engaged in various transactions pursuant to which The Coca-Cola Company presently owns an aggregate of 2,213,007 shares of Common Stock (31.4% of the outstanding shares of such class as of March 10, 1997) and 269,158 shares of Class B Common Stock (20.4% of the outstanding shares of such class as of March 10, 1997) from the Company. These transactions occurred pursuant to: (i) a negotiated, direct purchase of shares from the Company; (ii) an exchange of Common Stock for all of the outstanding shares of The Coca-Cola Bottling Company of West Virginia, Inc., which were owned by The Coca-Cola Company; (iii) the exercise by The Coca-Cola Company of its preemptive right to purchase additional shares of Common Stock pursuant to the Stock Rights and Restrictions Agreement (described below) that was triggered by the Company's issuance of Common Stock to Mr. Harrison, Jr. in connection with the Company's acquisition of Whirl-i-Bird, Inc. in April 1993; and (iv) the Company's February 20, 1997 repurchase of 275,490 shares of Common Stock from The Coca-Cola Company pursuant to the Stock Rights and Restrictions Agreement, as described below.

     See "Principal Shareholders" and the notes to the tabular information presented therein for additional information concerning The Coca-Cola Company's beneficial ownership of Common Stock and Class B Common Stock.

     Pursuant to a Stock Rights and Restrictions Agreement dated January 27, 1989, between the Company and The Coca-Cola Company, The Coca-Cola Company agreed not to purchase or acquire additional shares of Common Stock or Class B Common Stock except as contemplated or provided in the agreement; and not to sell or otherwise dispose of shares of Class B Common Stock without converting them into Common Stock. The Coca-Cola Company granted the Company a right of first refusal with respect to any sale, assignment, transfer or other disposition by The Coca-Cola Company of such shares, and the Company granted The Coca-Cola Company certain registration rights with respect to such shares. The Stock Rights and Restrictions Agreement contains provisions under which The Coca-Cola Company has agreed that if its equity ownership or voting interest at any time reaches 30.67% or more of the Company's outstanding common stock of all classes, or 23.59% or more of the votes of all outstanding shares of all classes (both as adjusted by the Company's right to call described below), then it will negotiate in good faith with the Company to sell to the Company the number of shares of Common Stock or convert the number of shares of Class B Common Stock necessary to reduce its equity ownership to 29.67% of the outstanding common stock of all classes (including not less than 20% nor more than 21% of the outstanding shares of Class B Common Stock) and to maintain its voting interest at not less than 22.59% nor more than 23.59% of the votes of all outstanding shares of all classes, as adjusted. Following the purchase by the Company of (i) 508,690 shares of Common Stock pursuant to a Dutch auction self-tender offer in December 1996 and (ii) 145,260 shares of Common Stock in a private transaction with a single shareholder in January 1997, The Coca-Cola Company owned shares of Common Stock and Class B Common Stock aggregating to 33.99% of the outstanding common stock of all classes and approximately 20.39% of the votes of all outstanding shares of all classes. In accordance with the provisions of the Stock Rights and Restrictions Agreement, the Company repurchased 275,490 shares of Common Stock from The Coca-Cola Company at a cash price of $47.50 per share in a negotiated transaction effective February 20, 1997. This transaction reduced The Coca-Cola Company's ownership of Common Stock and Class B Common Stock to the levels prescribed in the Stock Rights and Restrictions Agreement.

     Additionally, in the event that the Company issues new shares of Class B Common Stock upon the conversion or exercise of any security, warrant or option of the Company which results in The Coca-Cola Company owning less than 20% of the outstanding shares of Class B Common Stock and less than 20% of the total votes of all outstanding shares of all classes of the Company, The Coca-Cola Company has the right, under the Stock Rights and Restrictions Agreement, to convert shares of Common Stock to shares of Class B Common Stock in order to maintain its ownership of 20% of the outstanding shares of Class B Common Stock and 20% of the total votes of all outstanding shares of all classes of the Company. Under the Stock Rights and Restrictions Agreement, The Coca-Cola Company has a preemptive right to purchase a percentage of any newly issued shares of any class as necessary to allow it to maintain ownership of both 29.67% of the outstanding shares of Common Stock of all classes and 22.59% of the total votes of all outstanding shares of all classes. The number of shares issuable to The Coca-Cola Company as a result of any exercise of its conversion right or its preemptive right described herein is subject to adjustment by the Company's right to call described below and by any voluntary disposition of the shares held by The Coca-Cola Company.

     Pursuant to the Stock Rights and Restrictions Agreement, The Coca-Cola Company granted the Company the right, from and after the sixth anniversary of the date of such agreement through the thirtieth anniversary, at the Company's sole option and from time to time, to call for redemption that number of Purchased Shares (as defined in such agreement) which would reduce The Coca-Cola Company's ownership of the equity of the Company to 20% at a price and on such terms as set forth in the agreement; provided, however, that in no event shall the price be less than $42.50 per share (subject to appropriate adjustment to reflect changes in the Company's capital structure and except for shares issued to The Coca-Cola Company to maintain its proportionate ownership of Common Stock).

     The Coca-Cola Company was also given the right to have its designee proposed by the Company for nomination to the Company's Board of Directors and to have such person (or a successor) nominated at each subsequent election of the Company's directors, subject to certain conditions. Mr. Kennedy's nomination for election as a director of the Company was made in accordance with the terms of this agreement.

     The Coca-Cola Company, J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson, in his capacity as co-trustee of certain trusts holding shares of Class B Common Stock, also entered into a Voting Agreement dated January 27, 1989 (the "Voting Agreement"). Pursuant to the Voting Agreement, Mr. Harrison, Jr., Mr. Harrison, III and Mr. Henson (as co-trustee), agreed to vote their shares of Common Stock and Class B Common Stock for a nominee of The Coca-Cola Company for election, as a director, to the Company's Board of Directors, and The Coca-Cola Company granted an irrevocable proxy (the "Irrevocable Proxy") with respect to all shares of Class B Common Stock and Common Stock owned by The Coca-Cola Company (and any shares of Common Stock into which shares of Class B Common Stock are converted or exchanged) to J. Frank Harrison, III for life and thereafter to J. Frank Harrison, Jr. The Irrevocable Proxy covers any matters on which holders of Class B Common Stock or Common Stock are entitled to vote, other than certain mergers, consolidations, sales of assets and other similar corporate reorganizations or corporate transactions.

     Pursuant to the terms of the Voting Agreement, J. Frank Harrison, III (or, in the event of his death, J. Frank Harrison, Jr.) was granted the option (assignable to the Company or to J. Frank Harrison, Jr.) to purchase the shares of Class B Common Stock held by The Coca-Cola Company at a price per share determined in accordance with the Voting Agreement, exercisable on certain conditions relating to termination of the disproportionate voting rights of the Class B Common Stock.

     The Voting Agreement and Irrevocable Proxy terminate upon the written agreement of the parties, or at such time as The Coca-Cola Company is not the beneficial owner of any shares of the Company's common stock. The Irrevocable Proxy terminates at such time as: (i) J. Frank Harrison, Jr. or J. Frank Harrison, III do not collectively own all 712,796 shares of Class B Common Stock owned by J. Frank Harrison, Jr., or (ii) certain trusts holding shares of Class B Common Stock subject to the Voting Agreement do not collectively own at least 50% of the Class B Common Stock held by them at the date of the Voting Agreement.

     On December 17, 1988, J. Frank Harrison, Jr., J. Frank Harrison, III and certain trusts holding shares of Class B Common Stock entered into a Shareholder's Agreement with The Coca-Cola Company. Pursuant to the agreement, which has a term of ten years, expiring in 1998: (i) the Harrisons expressed a commitment to remain actively involved and interested in the management and operations of the Company during the term of the agreement; (ii) the Harrisons agreed not to dispose of their shares of Common Stock and Class B Common Stock during the term of the agreement (other than to certain permitted transferees) without first offering such shares to The Coca-Cola Company; (iii) the Harrisons were granted the right (the exercise of which could result in a change in control of the

Company), exercisable for a period of five years following the fifth anniversary of the agreement, to cause The Coca-Cola Company to purchase all or a portion of their shares of Common Stock and Class B Common Stock subject to the agreement at a price per share and on such terms as determined by the agreement; and (iv) The Coca-Cola Company was granted the right to acquire the Harrisons' shares of Common Stock and Class B Common Stock at a price per share and on such terms as determined by the agreement upon the circumstance of an offer having been made which, if consummated, would result in a change in control of the Company or the sale of all or substantially all of the assets of the Company, and provided that the Harrisons intend to vote in favor of such transaction.

     During the fiscal year ended December 29, 1996, the Company paid legal fees of $528,000 to Witt, Gaither & Whitaker, P.C., a law firm in which John W. Murrey, III, a director of the Company, and John F. Henry, Jr., Secretary of the Company, are members.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed the firm of Price Waterhouse LLP to serve as the Company's independent accountants for the fiscal year ending December 28, 1997. Price Waterhouse LLP has served in that capacity since 1968.

     A representative of Price Waterhouse LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                   RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the Company's shareholders vote FOR fixing the number of directors at ten, FOR electing the Board of Directors' nominees for directors and FOR approving the performance goals under the Company's Annual Bonus Plan, as set forth in this Proxy Statement.

                             SHAREHOLDER PROPOSALS

     In the event any shareholder wishes to present a proposal to the shareholders of the Company at the 1998 Annual Meeting of Shareholders, such proposal must be received by the Company for inclusion in the proxy statement and form of proxy relating to such meeting on or before December 12, 1997.

                             ADDITIONAL INFORMATION

     The entire cost of soliciting proxies will be borne by the Company. In addition to this solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and other employees by personal interview, telephone and telegram. Such persons will receive no additional compensation for such services. Furthermore, Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005, has been retained to assist the Company in the solicitation of brokers, banks and other similar entities holding shares for other persons. Georgeson & Co., Inc. will receive a payment of $6,500 for these services. All brokers, banks and other similar entities and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock and Class B Common Stock held of record by such persons, and the Company will pay such brokers, banks and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter to be acted upon at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

                                          John F. Henry, Jr.
                                          SECRETARY

Date: April 11, 1997

*******************************************************************************
                                    APPENDIX

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      COCA-COLA BOTTLING CO. CONSOLIDATED
PROXY

                  ANNUAL MEETING OF SHAREHOLDERS, MAY 14, 1997

         The undersigned hereby appoints John M. Belk, David L. Kennedy, Jr. and Reid M. Henson, and each of them proxies, with full power of substitution, to act and to vote the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216, at 10:00 a.m., E.D.T., on May 14, 1997, and any adjournment or adjournments thereof, as follows:

1. FIXING THE NUMBER OF DIRECTORS AT   [ ] FOR              [ ] AGAINST          [ ] ABSTAIN
   TEN:
2. ELECTION OF DIRECTORS:              [ ] FOR all nominees listed below         [ ] WITHHOLD AUTHORITY
                                          (Except as marked to the contrary          to vote for all nominees listed
                                           below)                                    below

  H. W. McKay Belk; H. Reid Jones; and John W. Murrey, III

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

3. APPROVING THE PERFORMANCE GOALS UNDER THE COMPANY'S ANNUAL BONUS PLAN:

                                       [ ] FOR                [ ] AGAINST            [ ] ABSTAIN

                           (Continued on other side)

                          (Continued from other side)

4. Acting upon any other business which may be properly brought before said meeting or any adjournments thereof; according to the number of votes and as fully as the undersigned would be entitled to vote if personally present, hereby ratifying and confirming all that said proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said proxies who shall be present and acting as such at the meeting or any adjournment thereof, or if only one such proxy be present and acting, then that one, shall have and may exercise all the powers herein conferred.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2 AND 3, AND WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXYHOLDERS IN ACTING UPON ANY OTHER BUSINESS WHICH MAY BE PROPERLY BROUGHT BEFORE SAID MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 11, 1997, and the Proxy Statement furnished therewith.

    If you plan to attend the Annual Meeting of Shareholders on May 14, 1997, please check the following box: [ ]

                                         Dated this ..... day of ..... , 1997

                                         ______________________________(Seal)

                                         Note: Signature should agree with
                                         name on stock certificate as printed
                                         thereon. Executors, administrators,
                                         trustees and other fiduciaries and
                                         persons signing on behalf of
                                         corporations or partnerships, should
                                         so indicate when signing.

      PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID
                      SELF-ADDRESSED ENVELOPE. THANK YOU.